Exhibit 99.1

Who's Your Daddy, Inc. Reports First Quarter Results

Monday May 21, 8:00 am ET

SAN DIEGO--(BUSINESS WIRE)--Who's Your Daddy, Inc. (OTCBB:WYDY - News), a brand management company focused on the marketing, production and distribution of Who's Your Daddy® "King of Energy(TM)" drinks, today reported results for the quarter ending March 31, 2007. Net revenues and net loss for this quarter were $133,814 and $926,008, versus net revenues and net loss for the same quarter in the prior year of $150,457 and $1,051,556.

John F. Moynahan, CFO of Who's Your Daddy, noted that gross revenues in the quarter ending March 31, 2007 actually increased by 38% from the same quarter a year earlier, but that the Company had adopted EITF 01-9 "Accounting for Consideration Given by a Vendor to a Customer" in the fourth quarter of 2006, consistent with competitors in the beverage industry, and is required to present revenues net of any consideration covered by EITF 01-9 on an ongoing basis. Had the Company adopted EITF 01-9 effective January 1, 2006, the revenue and gross margin results for the past five quarters would be as follows (condensed income statements provided for the first quarters of 2006 and 2007 only):

	Three Months Ending
	3/31/06	6/30/06	9/30/06	12/31/06	3/31/07
Gross Revenues	$156,041	$192,429	$796,260	$253,250	$216,398
Offsets to
Revenues	(5,584)	(27,256)	(142,152)	(45,786)	(82,584)
Net Revenues	150,457	165,173	654,108	207,464	133,814
Cost of Goods
Sold	88,770	68,745	352,593	110,807	90,501
Gross Margin -
	$61,687	96,428	301,515	96,657	43,313
Gross Margin -
%	41.0%	58.4%	46.1%	46.6%	32.4%

Operating
Expenses	926,897				935,753
Other Expenses	186,346				33,568
Net loss	($1,051,556)				($926,008)

Loss per share	$0.08				$0.04
Weighted Avg.
Shares	13,933,756				21,261,115

Edon Moyal, CEO of Who's Your Daddy, said, "Although the first calendar quarter is typically the slowest quarter for the beverage industry, we are not satisfied with our results. Since the end of the first quarter, we have taken many necessary steps to enhance our revenue-generating capacity, including expanding our sales team with experienced personnel from leading industry competitors and establishing a national sales plan with targets and incentives. We expect that these actions and others will increase sales rapidly as we move into the second and third quarters, which are typically the strongest of the year in the beverage industry."

"I firmly believe that we are opening a new chapter in our Company's history," continued Mr. Moyal. "We have established production capacity at facilities that provide beverages for national brands with billions of dollars of marketing muscle behind them. We currently have 35 established distributors handling our products in over 16 states. The introduction of our diet green tea beverage in February 2007 opens up large demographic markets to us that have been untapped so far by other energy drink manufacturers. We have cleaned up our balance sheet and demonstrated that we can attract capital from investors who understand who we are and what we are capable of doing. We have attracted proven personnel at all levels who see our passion and our commitment to succeed. While all these developments were not reflected in first quarter revenues, these steps lay a solid foundation for growth in the future. With this foundation of a growth engine now in place, the whole team at Who's Your Daddy is keenly aware that we need this engine to rapidly increase revenues and we are sharply focused on getting results."

About Who's Your Daddy, Inc.

Who's Your Daddy, Inc. is a brand management company focused on the marketing, production and distribution of the "Who's Your Daddy®" "King of Energy(TM)" line of beverages for the rapidly-growing $4.9 billion U.S. energy drink market. Both our unique cranberry-pineapple and green tea flavors are available in regular and diet versions. Who's Your Daddy, Inc. plans to use the edge, energy and humor behind the "Who's Your Daddy®" brand to expand its presence in the beverage market and beyond. We currently hold trademarks for a variety of products worldwide. Who's Your Daddy, Inc. stock is traded publicly under the "WYDY" ticker symbol. For more information, go to (www.whosyourdaddyinc.com; www.kingofenergy.com)

This document contains "forward-looking statements" related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties which could adversely or positively affect our future results include: consumer tastes, availability of production, general economic conditions, and the activities of competitors. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Contact:

Who's Your Daddy, Inc.
Dan Fleyshman, President, 760-538-5470
info@whosyourdaddyinc.com